Nelnet Reports Third Quarter 2026 Results
LINCOLN, Neb., November 5, 2026 - Nelnet (NYSE: NNI) today reported GAAP net income of $76.2 million, or $2.13 per share, for the third quarter of 2026, compared with GAAP net income of $106.7 million, or $2.94 per share, for the same period a year ago.
Net income, excluding derivative market value adjustments1, was $67.9 million, or $1.89 per share, for the third quarter of 2026, compared with $107.3 million, or $2.95 per share, for the same period in 2025.
“We delivered strong operating performance this quarter, with continued progress diversifying our products and customer base,” said Jeff Noordhoek, chief executive officer of Nelnet. “We increased our dividend and continued to repurchase shares, while remaining focused on investing in our businesses and creating long-term value. In October, we announced FACTS Compass, which will help scholarship granting organizations support students in public and private schools through the new Federal Scholarship Tax Credit. BenefitEd offers employers a payroll deduction option for the program. We also announced the acquisition of Entab, a school management technology provider in India, expanding our education technology business internationally.”
Nelnet operates through three divisions: Nelnet Financial Services (NFS), Loan Servicing and Systems [referred to as Nelnet Diversified Services (NDS)], and Education Technology Services and Payments [referred to as Nelnet Business Services (NBS)]. NFS includes the company's Asset Generation and Management (AGM) and Nelnet Bank reportable operating segments, which earn interest income on loans and investments. NDS and NBS generate primarily fee-based revenue through loan servicing, education technology, and payment services. Business activities not included in these divisions are combined and reported within Corporate Activities.
Nelnet Financial Services
AGM
As of September 30, 2026, AGM's loan portfolio totaled $7.63 billion, consisting primarily of federally insured loans originated under the Federal Family Education Loan Program ("FFEL Program" or FFELP). During the three months ended September 30, 2026, AGM acquired $3.23 billion of consumer loans, including $3.06 billion of short-duration Pay Later receivables that the company began to purchase in August 2025, compared with $1.52 billion of consumer loans acquired during the same period in 2025. The company's consumer loan portfolio increased to $1.30 billion as of September 30, 2026, from $840.7 million as of September 30, 2025.
The AGM operating segment reported loan and investment net interest income of $65.2 million for the three months ended September 30, 2026, compared with $44.7 million for the same period in 2025. The increase was primarily driven by higher loan spreads2 and growth in the company's consumer loan portfolio, partially offset by continued runoff of the legacy FFELP portfolio. The average balance of AGM's FFELP loan portfolio declined to $6.46 billion for the three months ended September 30, 2026, from $8.25 billion for the same period in 2025. During the first nine months of 2026, AGM contributed certain student loan trusts to Nelnet Bank that included $780.7 million of FFEL Program loans.
AGM recorded a provision for loan losses of $34.5 million ($26.2 million after tax) for the three months ended September 30, 2026, compared with a negative provision of $7.4 million ($5.6 million after tax) for the same period in 2025. The provision in each period was significantly impacted by the initial allowance established on loans acquired during the period to reflect lifetime expected credit losses under the current expected credit loss (CECL) methodology. During the third quarter of 2025, the company also reduced its allowance (and recognized negative provision expense) of $28.9 million ($22.0 million after tax) related to consumer loan sales.
AGM holds interests in joint ventures engaged in the acquisition, ownership, and management of loan portfolios. During the three months ended September 30, 2026, AGM recognized income from these joint ventures of $12.4 million ($9.4 million after tax).
AGM recognized income of $4.8 million ($3.6 million after tax) during the third quarter of 2026 related to changes in the fair value of derivative instruments that do not qualify for hedge accounting.
AGM reported net income after tax of $33.9 million for the three months ended September 30, 2026, compared with $27.8 million for the same period in 2025.
1 Net income, excluding derivative market value adjustments, is a non-GAAP measure. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of GAAP to non-GAAP financial information.

2 Loan spread represents the spread between the yield earned on loan assets and the costs of the liabilities used to fund the assets.

Nelnet Bank
As of September 30, 2026, Nelnet Bank had a loan portfolio of $1.70 billion and an investment portfolio of $1.64 billion, and total deposits, including intercompany deposits, of $2.81 billion. Loan and investment net interest income increased to $20.4 million during the third quarter of 2026, compared with $15.4 million for the same period a year ago, due to growth in the loan and investment portfolios, partially offset by a decrease in net interest margin.
Nelnet Bank recorded a provision for loan losses of $4.8 million ($3.6 million after tax) in the third quarter of 2026, compared with $3.8 million ($2.9 million after tax) for the same period in 2025.
Nelnet Bank recognized income of $6.2 million ($4.7 million after tax) during the third quarter of 2026 related to changes in the fair value of derivative instruments that do not qualify for hedge accounting.
Nelnet Bank recognized net income after tax of $12.0 million for the quarter ended September 30, 2026, compared with $4.6 million for the same period in 2025.
Loan Servicing and Systems
Revenue from the Loan Servicing and Systems segment was $139.8 million for the third quarter of 2026, compared with $151.1 million for the same period in 2025. The company recognized $5.3 million and $32.9 million of revenue in the third quarters of 2026 and 2025, respectively, related to Department of Education (Department) contract modifications for services previously performed. Excluding this revenue, segment revenue increased year over year, primarily due to the acquisition of NDS Canada in the first quarter of 2026, which contributed $16.5 million of revenue during the third quarter. As of September 30, 2026, the company was servicing $523.6 billion in Department, Canadian, FFELP, private education, and consumer loans for 15.4 million borrowers.
The Loan Servicing and Systems segment reported net income after tax of $12.5 million for the three months ended September 30, 2026, compared with $35.2 million for the same period in 2025.
Education Technology Services and Payments
For the third quarter of 2026, revenue from the Education Technology Services and Payments operating segment was $132.9 million, compared with $129.3 million for the same period in 2025. Revenue less direct costs to provide services during the third quarter of 2026 was $83.4 million, compared with $79.0 million for the same period in 2025.
Net income after tax for the Education Technology Services and Payments segment was $19.4 million for the three months ended September 30, 2026, compared with $19.0 million for the same period in 2025.
Corporate and Other Activities
During the three months ended September 30, 2026, the company recognized an unrealized loss of $9.3 million ($7.1 million after tax) from changes in the fair value of certain marketable equity securities.
The 2025 results included a gain of $30.2 million ($23.0 million after tax) related to a venture capital investment that completed an equity raise during the third quarter.
Share Repurchases
During the first nine months of 2026, the company has repurchased 731,932 Class A common shares for $93.7 million (average price of $128.04 per share), including a total of 415,332 Class A common shares for $53.1 million (average price of $127.81 per share) during the third quarter of 2026. Subsequent to September 30, 2026 (through November 5, 2026), the company repurchased an additional 295,990 Class A common shares for $37.0 million (average price of $125.04 per share).
Board of Directors Declares Fourth Quarter Dividend
The Nelnet Board of Directors declared a fourth-quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.36 per share. The dividend will be paid on December 15, 2026, to shareholders of record at the close of business on December 1, 2026.

Forward-Looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of federal securities laws. The words “anticipate,” “assume," "believe,” “continue,” “could,” "ensure," “estimate,” “expect,” "focus," “forecast,” “future,” “intend,” “may,” "objective," “plan,” “potential,” “predict,” "pursue," "scheduled,” “should,” "strategy," “will,” “would,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: risks related to the ability to successfully maintain and increase allocated volumes of student loans serviced by the company under existing and future servicing contracts, risks related to unfavorable contract modifications or interpretations, risks related to consistently meeting service requirements to avoid the assessment of performance penalties, and risks related to the company's ability to comply with agreements with third-party customers for the servicing of Federal Direct Loan Program, Canadian, FFEL Program, private education, and consumer loans; loan portfolio risks such as credit risk, prepayment risk, interest rate basis and repricing risk, risks related to the use of derivatives to manage exposure to interest rate fluctuations, uncertainties regarding the expected benefits from purchased securitized and unsecuritized FFELP, private education, consumer, and other loans, or residual interests therein, and initiatives to purchase additional FFELP, private education, consumer, and other loans; financing and liquidity risks, including risks of changes in the interest rate environment; risks from changes in the terms of education loans and in the educational credit and services markets resulting from changes in applicable laws, regulations, and government programs and budgets; risks related to a breach of or failure in the company's operational or information systems or infrastructure, or those of third-party vendors, including disclosure of confidential or personal information and/or damage to reputation resulting from cyber breaches; risks related to use of artificial intelligence; uncertainties inherent in forecasting future cash flows from student loan assets, including residual interests therein, and related asset-backed securitizations; risks related to the ability of Nelnet Bank to achieve its business objectives and effectively deploy loan and deposit strategies and achieve expected market penetration; risks related to the company's solar tax equity partnerships, including risks of not being able to realize tax credits which remain subject to recapture by taxing authorities and risks from the impact of the enactment of the One Big Beautiful Bill that accelerates the expiration and phase out of solar energy credits; risks and uncertainties related to other initiatives (and anticipated income therefrom) including venture capital, real estate, reinsurance, acquisitions, and other activities, including activities that are intended to diversify the company both within and outside of its historical core education-related businesses; risks and uncertainties associated with climate change; risks from changes in economic conditions and consumer behavior; risks related to the company's ability to adapt to technological change; risks related to the exclusive forum provisions in the company's articles of incorporation; risks related to the company's executive chairman's ability to control matters related to the company through voting rights; risks related to related party transactions; risks related to natural disasters, terrorist activities, or international hostilities; and risks and uncertainties associated with litigation matters, maintaining compliance with the extensive regulatory requirements applicable to the company's businesses, and uncertainties inherent in the estimates and assumptions about future events that management is required to make in the preparation of the company's consolidated financial statements.
For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission. All forward-looking statements in this release are as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by law.
Non-GAAP Performance Measures
The company prepares its financial statements and presents its financial results in accordance with U.S. GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. Reconciliations of GAAP to non-GAAP financial information, and a discussion of why the company believes providing this additional information is useful to investors, are provided in the "Non-GAAP Disclosures" section below.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Nine months ended
	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Interest income:
Loan interest	$166,607	164,598	162,717	502,228	501,260
Investment interest	42,435	40,315	43,241	122,953	124,815
Total interest income	209,042	204,913	205,958	625,181	626,075
Interest expense on bonds and notes payable and bank deposits	107,647	108,902	120,708	326,132	378,677
Net interest income	101,395	96,011	85,250	299,049	247,398
Less provision (negative provision) for loan losses	39,363	41,077	(3,563)	133,684	29,704
Less provision for beneficial interests	906	2,441	2,145	7,477	8,632
Net interest income after provision	61,126	52,493	86,668	157,888	209,062
Other income (expense):
Loan servicing and systems revenue	139,802	132,244	151,052	399,888	392,517
Education technology services and payments revenue	132,881	118,884	129,321	406,200	394,836
Reinsurance premiums earned	44,485	40,625	23,165	107,645	73,964
Solar construction revenue	—	—	5,738	—	10,992
Other, net	6,710	18,399	33,258	35,548	80,839
Gain on partial redemption of ALLO investment	—	—	—	—	175,044
Derivative market value adjustments and derivative settlements, net	11,319	3,852	(27)	17,338	(8,728)
Total other income (expense), net	335,197	314,004	342,507	966,619	1,119,464
Cost of services and expenses:
Loan servicing contract fulfillment and acquisition costs	2,087	2,087	2,021	6,262	5,500
Cost to provide education technology services and payments	49,491	39,183	50,363	138,626	138,254
Cost to provide solar construction services	—	—	7,607	—	29,485
Total cost of services	51,578	41,270	59,991	144,888	173,239
Salaries and benefits	147,733	152,664	144,778	439,768	417,700
Depreciation and amortization	10,280	10,142	7,327	29,592	24,206
Reinsurance losses and underwriting expenses	35,570	32,809	19,962	91,984	67,836
Other expenses	70,157	64,199	60,669	196,195	165,592
Total operating expenses	263,740	259,814	232,736	757,539	675,334
Income before income taxes	81,005	65,413	136,448	222,080	479,953
Income tax expense	(24,818)	(19,942)	(35,773)	(64,821)	(120,294)
Net income	56,187	45,471	100,675	157,259	359,659
Net loss attributable to noncontrolling interests	20,006	21,191	6,009	56,722	11,044
Net income attributable to Nelnet, Inc.	$76,193	66,662	106,684	213,981	370,703
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$2.13	1.85	2.94	5.95	10.18
Weighted-average common shares outstanding - basic and diluted	35,845,663	36,037,509	36,316,315	35,985,847	36,426,188

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	September 30, 2026	December 31, 2025	September 30, 2025
Assets:
Loans and accrued interest receivable, net	$9,670,327	10,006,695	10,227,261
Cash, cash equivalents, and investments	3,184,078	2,643,954	2,455,950
Restricted cash	447,422	677,563	550,371
Goodwill and intangible assets, net	311,238	187,312	189,783
Other assets	524,045	548,259	453,317
Total assets	$14,137,110	14,063,783	13,876,682
Liabilities:
Bonds and notes payable	$6,768,987	7,780,927	7,822,531
Bank deposits	2,566,017	1,669,173	1,476,765
Other liabilities	1,188,848	1,036,454	990,691
Total liabilities	10,523,852	10,486,554	10,289,987
Equity:
Total Nelnet, Inc. shareholders' equity	3,787,362	3,685,792	3,653,290
Noncontrolling interests	(174,104)	(108,563)	(66,595)
Total equity	3,613,258	3,577,229	3,586,695
Total liabilities and equity	$14,137,110	14,063,783	13,876,682

Contacts:
Media, Ben Kiser, 402.458.3024, or Investors, Phil Morgan, 402.458.3038, both of Nelnet, Inc.

Non-GAAP Disclosures
(Dollars in thousands, except share data)
(unaudited)
Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. The company reports this non-GAAP information because the company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.
Net income, excluding derivative market value adjustments

	Three months ended September 30,
	2026	2025
GAAP net income attributable to Nelnet, Inc.	$76,193	106,684
Realized and unrealized derivative market value adjustments (a)	(10,950)	788
Tax effect (b)	2,628	(189)
Non-GAAP net income attributable to Nelnet, Inc., excluding derivative market value adjustments	$67,871	107,283
Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$2.13	2.94
Realized and unrealized derivative market value adjustments (a)	(0.31)	0.02
Tax effect (b)	0.07	(0.01)
Non-GAAP net income attributable to Nelnet, Inc., excluding derivative market value adjustments	$1.89	2.95

(a)    "Derivative market value adjustments" includes both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives which do not qualify for "hedge treatment" under GAAP. "Derivative market value adjustments" does not include "derivative settlements" that represent the cash paid or received during the respective period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms.

The accounting for derivatives requires that changes in the fair value of derivative instruments be recognized currently in earnings, with no fair value adjustment of the hedged item, unless specific hedge accounting criteria are met. Management has structured all of the company’s derivative transactions with the intent that each is economically effective; however, the majority of the company’s derivative instruments do not qualify for hedge accounting in the consolidated financial statements. As a result, the change in fair value for the derivative instruments that do not qualify for hedge accounting is reported in current period earnings with no consideration for the corresponding change in fair value of the hedged item. Under GAAP, the cumulative net realized and unrealized gain or loss caused by changes in fair values of derivatives in which the company plans to hold to maturity will generally equal zero over the life of the contract. However, the net realized and unrealized gain or loss during any given reporting period fluctuates significantly from period to period.

The company believes these point-in-time estimates of asset and liability values related to its derivative instruments that are subject to interest rate fluctuations are subject to volatility mostly due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the company’s performance and in presentations with credit rating agencies, lenders, and investors. Consequently, the company reports this non-GAAP information because the company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management and represents what earnings would have been had these derivatives qualified for hedge accounting. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.
(b)    The tax effects are calculated by multiplying the realized and unrealized derivative market value adjustments by the applicable statutory income tax rate.